NEWS RELEASE	5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, November 2, 2022

NACCO INDUSTRIES
ANNOUNCES THIRD QUARTER 2022 RESULTS

Third Quarter NACCO Consolidated Highlights:
•Consolidated operating profit of $9.8 million versus $27.6 million in Q3 2021
◦Q3 2022 includes non-cash asset impairment charge of $3.9 million and voluntary retirement program charge of $0.8 million
◦Q3 2021 included $10.3 million Bisti Fuels contract termination fee
•Consolidated net income decreased to $10.6 million, or $1.45/share, versus $24.8 million, or $3.47/share, in Q3 2021
•Adjusted EBITDA decreased to $22.1 million, down 5.0% from Q3 2021

Cleveland, Ohio, Wednesday, November 2, 2022 - NACCO Industries® (NYSE: NC) today announced consolidated operating profit of $9.8 million and net income of $10.6 million, or $1.45 per diluted share, for the third quarter of 2022 compared with consolidated operating profit of $27.6 million and net income of $24.8 million, or $3.47 per diluted share, for the third quarter of 2021. Comparisons in this news release are to the three months ended September 30, 2021, unless otherwise noted.
Adjusted EBITDA, which excludes the $3.9 million impairment charge from third quarter 2022 and $10.3 million contract termination fee from third quarter 2021, decreased primarily as a result of lower earnings in the Coal Mining segment and higher unallocated employee-related expenses, partly offset by improved earnings in the Minerals Management segment and income from an equity interest in a North Dakota-based ethanol business. Non-GAAP financial measures are defined and reconciled on pages 10 to 12.
For the nine months ended September 30, 2022, the Company reported consolidated net income of $60.4 million, or $8.24 per diluted share, compared with net income of $40.3 million, or $5.63 per diluted share, for the first nine months of 2021.
At September 30, 2022, the Company had consolidated cash of $92.8 million and debt of $18.3 million with availability of $119.3 million under its $150.0 million revolving credit facility. The Company believes that maintaining a conservative capital structure and adequate liquidity are important given evolving trends in energy markets and the Company's strategic initiatives to grow and diversify, which are discussed further in the Growth and Diversification section of this release.
In the first quarter of 2022, the Company changed the composition of its reportable segments. The 2021 financial information in this release has been reclassified to conform to the new presentation.

Detailed Discussion of Results
Coal Mining Results

Coal deliveries for the third quarter of 2022 and 2021 were as follows:

	2022	2021
Tons of coal delivered	(in thousands)
Unconsolidated operations	7,210	8,206
Consolidated operations	750	768
Total deliveries	7,960	8,974

Key financial results for the third quarter of 2022 and 2021 were as follows:
	2022	2021
	(in thousands)
Revenues	$22,599	$20,946
Earnings of unconsolidated operations	$13,300	$16,380
Contract termination settlement	$—	$10,333
Operating expenses(1)	$8,877	$7,857
Operating profit	$6,089	$21,985
Segment Adjusted EBITDA(2)	$10,346	$15,958
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
(2) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 11.

Coal Mining revenues increased 7.9% due to an increase in the per ton sales price at Mississippi Lignite Mining Company.
Coal Mining operating profit, excluding the effect of the prior-year $10.3 million contract termination settlement, and Segment Adjusted EBITDA decreased significantly in part due to a decline in earnings of unconsolidated operations resulting from a reduction in the per ton management fee at the Falkirk Mine and the termination of the Bisti Fuels contract on September 30, 2021. Substantially lower earnings at Mississippi Lignite Mining Company due to the impact of higher diesel and increased repairs and maintenance costs on the cost per ton delivered, as well as an increase in the Coal Mining segment's operating expenses resulting from higher employee-related costs also contributed to the decline.

Coal Mining Outlook - 2022
In fourth-quarter 2022, the Company expects coal deliveries to increase moderately from 2021, while the Coal Mining segment operating profit is expected to be comparable to the prior year. Lower earnings anticipated at the Falkirk Mine as a result of the reduction in the per ton management fee through May 2024, to support the transition of the Coal Creek Station Power Plant to Rainbow Energy, are expected to be offset by higher earnings at Coteau Properties Company due to an increase in tons delivered and contractual price escalation. Segment Adjusted EBITDA is expected to increase modestly primarily due to improved EBITDA at Mississippi Lignite Mining Company where increased depreciation expense associated with capital expenditures in recent years has negatively affected operating profit.
Coal Mining operating profit and Segment Adjusted EBITDA for the 2022 full year is expected to decrease compared with 2021, both including and excluding the contract termination payments received in 2022 and 2021. The expected reductions are primarily the result of reduced earnings at both the consolidated and unconsolidated coal mining operations as well as higher operating expenses recognized in the first nine months of 2022.
Capital expenditures are expected to be approximately $14 million in the fourth quarter of 2022 and approximately $25 million for the 2022 full year.

The Company's contract structure at each of its coal mining operations eliminates exposure to spot coal market price fluctuations. However, fluctuations in natural gas prices and the availability of renewable power generation, particularly wind, can contribute to changes in power plant dispatch and customer demand for coal. Sustained higher natural gas prices could result in increased demand for coal. Changes to expectations for customer power plant dispatch could affect the Company’s outlook for the remainder of 2022 and 2023, as well as over the longer term. The owner of the power plant served by the Company's Sabine Mine in Texas intends to retire the power plant in 2023. Sabine expects deliveries to cease in the first quarter of 2023 at which time Sabine expects to begin final reclamation. Funding for mine reclamation is the responsibility of the customer.

Coal Mining Outlook - 2023
In 2023, the Company expects coal deliveries to decrease moderately from 2022 levels as a result of the cessation of Sabine deliveries in the 2023 first quarter and current expectations of customer requirements.
Coal Mining operating profit and Segment Adjusted EBITDA for the 2023 full year are expected to decrease significantly compared with 2022, including and excluding the $14.0 million GRE termination payment received in 2022. The decline is primarily the result of an expected significant reduction in earnings at the consolidated operations and an anticipated modest decrease in earnings of unconsolidated operations.
Results at the consolidated mining operations are projected to decrease significantly predominantly due to an expected substantial decline in earnings at Mississippi Lignite Mining Company driven by an increase in the cost per ton of coal delivered in 2023 versus 2022. Anticipated cost inflation on repairs, diesel fuel and supplies, as well as higher depreciation expense related to recent capital expenditures to develop a new mine area are expected to contribute to the higher cost per ton. Mississippi Lignite Mining Company sells lignite at contractually agreed upon prices which are subject to changes in the level of established indices generally reflecting inflation over time. The increase in production costs will not be offset by an immediate increase in the revenue generated from contractual price escalation as there is a lag in the timing of the effect of inflation on the index-based coal sales price.
The anticipated lower earnings at the unconsolidated coal mining operations is expected to be driven primarily by the reduction in the per ton management fee at Falkirk for all 12 months in 2023 compared with 7 months in 2022, as well as the cessation of Sabine deliveries starting late in the first quarter of 2023. These decreases are expected to be partly offset by higher earnings at Coteau.
Capital expenditures are expected to be approximately $10 million in 2023.

North American Mining Results

Deliveries for the third quarter of 2022 and 2021 were as follows:
	2022	2021
	(in thousands)
Tons delivered	13,421	14,215

Key financial results for the third quarter of 2022 and 2021 were as follows:
	2022	2021
	(in thousands)
Revenues	$22,962	$20,429
Operating profit (loss)	$(210)	$1,448
Segment Adjusted EBITDA(1)	$1,375	$2,479
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 11.

Revenues at North American Mining increased as a result of higher reimbursed costs, which have an offsetting amount in cost of goods sold and therefore no impact on operating profit, and a higher average sales price per ton realized at the consolidated operations. These improvements were partially offset by reduced revenues at Caddo Creek as final mine reclamation activities declined.
The lower operating profit was primarily the result of an increase in employee-related costs and a $0.8 million charge for costs associated with a voluntary retirement program implemented in the third quarter of 2022. The decrease in Segment Adjusted EBITDA was less than the decrease in operating profit because results at the active mining operations improved when the impact of depreciation expense was excluded.

North American Mining Outlook
North American Mining expects tons delivered, operating profit and Segment Adjusted EBITDA to increase in the 2022 fourth quarter primarily because of anticipated increased earnings under existing contracts, including Sawtooth Mining. Excluding the effect of the charge for the voluntary retirement program, full-year operating profit is expected to increase over 2021.
Segment Adjusted EBITDA for the 2022 full year is expected to increase significantly compared with the prior year, including and excluding the third quarter voluntary retirement charge. This improvement is a result of the improvement in operating profit from higher reclamation income at Caddo Creek in the first nine months of 2022 and increased results at the active mining operations and Sawtooth Mining partially offset by an increase in operating expenses.
In 2023, North American Mining expects full-year operating profit and Segment Adjusted EBITDA to increase significantly over 2022 due to increased results from active mining operations and an anticipated reduction in operating expenses, in part due to an anticipated reduction in employee-related costs from the voluntary retirement program.
North American Mining continues to have a substantial pipeline of potential new projects and is pursuing a number of growth initiatives that, if successful, would be accretive to future earnings.
In 2019, Sawtooth Mining, LLC, entered into a mining services agreement to serve as the exclusive contract miner for the Thacker Pass lithium project in northern Nevada, owned by Lithium Nevada Corp., a subsidiary of Lithium Americas Corp. (TSX: LAC) (NYSE: LAC). Lithium Americas owns the lithium reserves at Thacker Pass and will be responsible for the processing and sale of the lithium produced. In October 2022, Lithium Americas provided an update on the Thacker Pass project, which noted that all key state-level permits had been issued for Thacker Pass, feasibility study results are expected in the first quarter of 2023 and construction is expected to begin in 2023. At maturity, this management fee contract is expected to deliver fee income similar to a mid-sized management fee coal mine.
North American Mining expects full-year 2022 capital expenditures to be approximately $12 million, with approximately $3 million expended in the fourth quarter primarily for the acquisition, relocation and refurbishment of draglines, as well as the acquisition of other mining equipment to support the continued expansion of contract-mining services. In 2023, capital expenditures are expected to be approximately $29 million primarily for the acquisition of equipment to support the Thacker Pass lithium project. The cost of mining equipment related to Thacker Pass will be reimbursed by the customer over a five-year period from the equipment acquisition date.

Minerals Management Results

Key financial results for the third quarter of 2022 and 2021 were as follows:
	2022	2021
	(in thousands)
Revenues	$16,172	$10,607
Operating profit	$10,616	$9,454
Segment Adjusted EBITDA(1)	$15,215	$9,877
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 11.

During the third quarter of 2022, the Company wrote-off $3.9 million of land, capitalized leasehold costs and prepaid royalties related to legacy coal reserves. Excluding the asset impairment charge, Minerals Management revenue, operating profit and Segment Adjusted EBITDA increased significantly principally driven by substantially higher natural gas and oil prices and increased income generated from production due in part to newly developed wells on Company leases.

Minerals Management Outlook
The Minerals Management segment derives income from royalty-based leases under which lessees make payments to the Company based on their sale of natural gas, oil, natural gas liquids and coal, extracted primarily by third parties. Changing prices of natural gas and oil have a significant impact on Minerals Management’s operating profit.
In the 2022 fourth quarter and full year, operating profit and Segment Adjusted EBITDA are expected to continue to increase significantly over the respective prior year periods primarily driven by current expectations for natural gas and oil prices and increases in production volumes.
In 2023, operating profit and Segment Adjusted EBITDA are expected to decrease significantly compared with 2022 primarily driven by current market expectations for natural gas and oil prices, an anticipated reduction in volumes as existing wells follow their natural production decline and limited forecasted development of additional new wells by third-party lessees.
Based on market expectations, the Company's forecast assumes oil and gas market prices moderate in 2023 to levels in line with 2021 averages; however, commodity prices are inherently volatile. The actions of OPEC, the Russia-Ukraine conflict, inventory levels of natural gas and oil and the uncertainty associated with demand, as well as other factors, have the potential to impact future oil and gas prices. An increase in natural gas and oil prices above current expectations could result in improvements to the 2023 forecast.
As an owner of royalty and mineral interests, the Company’s access to information concerning activity and operations with respect to its interests is limited. The Company's expectations are based on the best information currently available and could vary positively or negatively as a result of adjustments made by operators, additional leasing and development and/or changes to commodity prices. The production decline is particularly pronounced in new wells, such as those that began production in the fourth quarter of 2021 and early in 2022 on Company leases. Development of new wells on existing interests could be accretive to future results.
In the third quarter of 2022, Minerals Management completed an $11.4 million acquisition of mineral interests in the Texas portion of the Permian Basin and the Wyoming portion of the Powder River Basin. Minerals Management is targeting additional investments in mineral and royalty interests of up to $10 million in 2023. Potential future acquisitions could be accretive to 2023 results.

Consolidated Outlook
NACCO expects a significant increase in consolidated operating profit, net income and Consolidated Adjusted EBITDA in the fourth quarter of 2022 due to anticipated higher results at the Minerals Management and North American Mining segments, as well as income from an equity interest in a North Dakota-based ethanol business.
For the 2022 full year, excluding the settlements associated with the GRE/Rainbow Energy transaction recognized in 2022 and the Bisti termination fee recognized in 2021, NACCO expects consolidated operating profit, net income and Consolidated Adjusted EBITDA to improve significantly over 2021. Substantially higher earnings in the Minerals Management segment, as well as income from an equity interest in a North Dakota-based ethanol business, are expected to be partially offset by significantly lower operating profit from the Coal Mining segment and an increase in unallocated employee-related expenses. In addition, income recognized in 2021 on exchange-traded equity securities held by the Company is not expected to reoccur due to a deterioration in public equity markets during 2022. The effective income tax rate, including the settlements associated with the GRE/Rainbow Energy transaction, is expected to be between 15% and 17%.

In 2023, NACCO expects consolidated net income to decrease significantly from 2022 largely due to $30.9 million of pre-tax contract termination income recognized during 2022. Excluding the effect of the contract termination settlements, net income is expected to decrease substantially due to significantly reduced royalty income at the Minerals Management segment and lower earnings in the Coal Mining segment, as well as an anticipated reduction in income from an equity interest in a North Dakota-based ethanol business. These reductions are expected to be partially offset by lower income tax expense and improved results in the North American Mining segment. The Company expects an effective income tax rate between 2% and 5% in 2023. Securing contracts for new mining projects and acquisitions of additional mineral interests could be accretive to the current forecast.
Consolidated capital expenditures are expected to total approximately $61 million in 2022, including approximately $12 million for expenditures at Mitigation Resources of North America®. The Company expects cash flow before financing activities in 2022 to be significantly lower than in 2021 primarily due to increased capital expenditures. In 2023, the Company expects capital expenditures of approximately $39 million, excluding Minerals Management. Minerals Management is targeting investments of up $10 million. Future investments at Mineral Management are expected to continue to align with the Company’s strategy of selectively acquiring mineral and royalty interests with a balance of near-term cash-flow yields and long-term growth potential. As a result of the forecasted capital expenditures and anticipated substantial decrease in net income, cash flow before financing activities in 2023 is expected to return to a significant use of cash.
As of September 30, 2022, the Company held an investment in Midwest AgEnergy, a North Dakota-based ethanol business. This investment is accounted for under the equity method. On October 26, 2022, Midwest AgEnergy announced that it has finalized an agreement under which the equity holders of Midwest AgEnergy, including NACCO, would sell their equity interests for cash. The transaction is expected to close before the end of 2022, however there can be no assurance that the transaction will be finalized in the anticipated timeframe or at all. The amount and timing of NACCO’s cash proceeds will be dependent on the terms of the transaction. The transaction is not expected to have a material impact on 2022 results of operations based on current estimates.

Growth and Diversification
The Company is pursuing growth and diversification by strategically leveraging its core mining and natural resources management skills to build a strong portfolio of affiliated businesses. Management continues to be optimistic about the long-term outlook for growth in the North American Mining and Minerals Management segments and in the Company's Mitigation Resources of North America business. Each of these businesses continues to expand its pipeline of potential new projects with opportunities for growth and diversification.
North American Mining is pursuing growth and diversification by expanding the scope of its business development activities to include potential customers who require a broad range of minerals and materials and by leveraging the Company’s core mining skills to expand the range of contract mining services it provides. The goal is to build North American Mining into a leading provider of contract mining services for customers that produce a wide variety of minerals and materials. The Company believes North American Mining can grow to be a substantial contributor to operating profit, delivering unlevered after-tax returns on invested capital in the mid-teens as this business model matures and achieves significant scale, but the pace of growth will be dependent on the mix and scale of new projects.
The Minerals Management segment continues to grow and diversify by pursuing acquisitions of mineral and royalty interests in the United States. The Minerals Management segment will benefit from the continued development of its mineral properties without additional capital investment, as all further development costs are borne entirely by third-party producers who lease the minerals. This business model can deliver higher average operating margins over the life of a reserve than traditional oil and gas companies that bear the cost of exploration, production and/or development.

Catapult Mineral Partners, the Company’s business unit focused on managing and expanding the Company’s portfolio of oil and gas mineral and royalty interests, has developed a strong network to source and secure new acquisitions. The goal is to construct a high-quality diversified portfolio of oil and gas mineral and royalty interests in the United States that deliver near-term cash flow yields and long-term projected growth. The Company believes this business will provide unlevered after-tax returns on invested capital in the low-to-mid-teens as the portfolio of reserves and mineral interests grows and this business model matures.
Mitigation Resources of North America continues to expand its business, which creates and sells stream and wetland mitigation credits and provides services to those engaged in permittee-responsible mitigation. This business offers an opportunity for growth and diversification in an industry where the Company has substantial knowledge and expertise and a strong reputation. During the first nine months of 2022, Mitigation Resources purchased property to establish a new mitigation bank north of Dallas/Fort Worth and established a joint venture to provide mitigation services for the Lake Ralph Hall project in Northern Texas. With these new 2022 projects, Mitigation Resources is involved in over 10 mitigation banks and permittee-responsible mitigation projects in Tennessee, Alabama, Mississippi and Texas and is making strong progress toward its goal to be a top ten provider of stream and wetland mitigation services in the Southeast United States. The Company believes that Mitigation Resources can provide solid rates of return as this business matures.
The Company also continues to pursue activities which can strengthen the resiliency of its existing coal mining operations. The Company remains focused on managing coal production costs and maximizing efficiencies and operating capacity at mine locations to help customers with management fee contracts be more competitive. These activities benefit both customers and the Company's Coal Mining segment, as fuel cost is a significant driver for power plant dispatch. Increased power plant dispatch results in increased demand for coal by the Coal Mining segment's customers. Fluctuating natural gas prices and availability of renewable energy sources, such as wind and solar, could affect the amount of electricity dispatched from coal-fired power plants.
The Company is committed to maintaining a conservative capital structure as it continues to grow and diversify, while avoiding unnecessary risk. Strategic diversification will generate cash that can be re-invested to strengthen and expand the businesses. The Company also continues to maintain the highest levels of customer service and operational excellence with an unwavering focus on safety and environmental stewardship.

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Conference Call
In conjunction with this news release, the management of NACCO Industries will host a conference call on Thursday, November 3, 2022 at 8:30 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at https://www.netroadshow.com/events/login?show=0202eb65&confId=41880 to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through the NACCO Industries' website at ir.nacco.com/home. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through November 10, 2022. An archive of the webcast will also be available on the Company's website two hours after the live call ends.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

Consolidated Adjusted EBITDA and Segment Adjusted EBITDA are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Consolidated Adjusted EBITDA and Segment Adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes to or termination of customer or other third-party contracts, or a customer or other third party default under a contract, (2) any customer's premature facility closure, (3) a significant reduction in purchases by the Company's customers, including as a result of changes in coal consumption patterns of U.S. electric power generators, or changes in the power industry that would affect demand for the Company's coal and other mineral reserves, (4) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas, natural gas liquids and oil, (5) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing; and the ability of lessees to obtain capital or financing needed for well-development operations and leasing and development of oil and gas reserves on federal lands, (6) failure to obtain adequate insurance coverages at reasonable rates, (7) supply chain disruptions, including price increases and shortages of parts and materials, (8) the impact of the COVID-19 pandemic, including any impact on suppliers, customers and employees, (9) changes in tax laws or regulatory requirements, including the elimination of, or reduction in, the percentage depletion tax deduction, changes in mining or power plant emission regulations and health, safety or environmental legislation, (10) the ability of the Company to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, and to maintain surety bonds for mine reclamation as a result of current market sentiment for fossil fuels, (11) impairment charges, (12) the effects of investors’ and other stakeholders’ increasing attention to environmental, social and governance (“ESG”) matters, (13) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (14) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (15) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (16) weather or equipment problems that could affect deliveries to customers, (17) changes in the costs to reclaim mining areas, (18) costs to pursue and develop new mining, mitigation and oil and gas opportunities and other value-added service opportunities, (19) delays or reductions in coal or aggregates deliveries, (20) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (21) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment, and (22) the ability to attract, retain, and replace workforce and administrative employees.

About NACCO Industries
    NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources businesses. Learn more about our companies at nacco.com, or get investor information at ir.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30
	2022	2021	2022	2021
	(In thousands, except per share data)
Revenues	$61,793	$51,742	$178,185	$142,743
Cost of sales	43,965	37,413	128,867	111,737
Gross profit	17,828	14,329	49,318	31,006
Earnings of unconsolidated operations	14,588	17,652	43,802	46,536
Contract termination settlement	—	10,333	14,000	10,333
Operating expenses
Selling, general and administrative expenses	17,790	13,830	48,415	40,471
Amortization of intangible assets	867	902	2,772	2,795
(Gain) loss on sale of assets	2	(10)	(2,451)	17
Asset impairment charges	3,939	—	3,939	—
	22,598	14,722	52,675	43,283
Operating profit	9,818	27,592	54,445	44,592
Other (income) expense
Interest expense	486	493	1,495	1,208
Interest income	(352)	(101)	(692)	(321)
Closed mine obligations	398	372	1,155	1,119
Loss (gain) on equity securities	316	(445)	1,676	(2,530)
Income from equity method investee	(2,156)	—	(2,156)	—
Other contract termination settlements	—	—	(16,882)	—
Other, net	(354)	(161)	(1,648)	(418)
	(1,662)	158	(17,052)	(942)
Income before income tax provision	11,480	27,434	71,497	45,534
Income tax provision	866	2,597	11,121	5,231
Net income	$10,614	$24,837	$60,376	$40,303

Earnings per share:
Basic earnings per share	$1.45	$3.47	$8.27	$5.65
Diluted earnings per share	$1.45	$3.47	$8.24	$5.63

Basic weighted average shares outstanding	7,337	7,165	7,302	7,136
Diluted weighted average shares outstanding	7,337	7,165	7,329	7,153

CONSOLIDATED ADJUSTED EBITDA RECONCILIATION (UNAUDITED)
	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30
	2022	2021	2022	2021
	(in thousands)
Net income	$10,614	$24,837	$60,376	$40,303
Contract termination settlements	—	(10,333)	(30,882)	(10,333)
Asset impairment charges	3,939	—	3,939	—
Income tax provision	866	2,597	11,121	5,231
Interest expense	486	493	1,495	1,208
Interest income	(352)	(101)	(692)	(321)
Depreciation, depletion and amortization expense	6,569	5,796	19,184	16,998
Consolidated Adjusted EBITDA*	$22,122	$23,289	$64,541	$53,086
*Consolidated Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Consolidated Adjusted EBITDA as net income before contract termination settlements, asset impairment charges and income taxes, plus net interest expense and depreciation, depletion and amortization expense. Consolidated Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable to similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended September 30, 2022
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$22,599	$22,962	$16,172	$1,092	$(1,032)	$61,793
Cost of sales	20,933	21,853	1,006	1,307	(1,134)	43,965
Gross profit	1,666	1,109	15,166	(215)	102	17,828
Earnings of unconsolidated operations	13,300	1,288	—	—	—	14,588
Contract termination settlement	—	—	—	—	—	—
Asset impairment charges	—	—	3,939	—	—	3,939
Operating expenses*	8,877	2,607	611	6,565	(1)	18,659
Operating profit (loss)	$6,089	$(210)	$10,616	$(6,780)	$103	$9,818
Segment Adjusted EBITDA**
Operating profit (loss)	$6,089	$(210)	$10,616	$(6,780)	$103	$9,818
Contract termination settlement	—	—	—	—	—	—
Asset impairment charges	—	—	3,939	—	—	3,939
Depreciation, depletion and amortization	4,257	1,585	660	67	—	6,569
Segment Adjusted EBITDA**	$10,346	$1,375	$15,215	$(6,713)	$103	$20,326

	Three Months Ended September 30, 2021
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$20,946	$20,429	$10,607	$1,594	$(1,834)	$51,742
Cost of sales	17,817	18,886	755	1,662	(1,707)	37,413
Gross profit (loss)	3,129	1,543	9,852	(68)	(127)	14,329
Earnings of unconsolidated operations	16,380	1,272	—	—	—	17,652
Contract termination settlement	10,333	—	—	—	—	10,333
Asset impairment charges	—	—	—	—	—	—
Operating expenses*	7,857	1,367	398	5,102	(2)	14,722
Operating profit (loss)	$21,985	$1,448	$9,454	$(5,170)	$(125)	$27,592
Segment EBITDA**
Operating profit (loss)	$21,985	$1,448	$9,454	$(5,170)	$(125)	$27,592
Contract termination settlement	(10,333)	—	—	—	—	(10,333)
Asset impairment charges	—	—	—	—	—	—
Depreciation, depletion and amortization	4,306	1,031	423	36	—	5,796
Segment EBITDA**	$15,958	$2,479	$9,877	$(5,134)	$(125)	$23,055
*Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before contract termination settlements, asset impairment charges and depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Nine Months Ended September 30, 2022
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$70,163	$67,180	$40,888	$1,901	$(1,947)	$178,185
Cost of sales	64,421	62,086	2,487	2,184	(2,311)	128,867
Gross profit (loss)	5,742	5,094	38,401	(283)	364	49,318
Earnings of unconsolidated operations	40,086	3,716	—	—	—	43,802
Contract termination settlement	14,000	—	—	—	—	14,000
Asset impairment charges	—	—	3,939	—	—	3,939
Operating expenses*	25,212	6,492	(855)	17,888	(1)	48,736
Operating profit (loss)	$34,616	$2,318	$35,317	$(18,171)	$365	$54,445
Segment Adjusted EBITDA**
Operating profit (loss)	$34,616	$2,318	$35,317	$(18,171)	$365	$54,445
Contract termination settlement	(14,000)	—	—	—	—	(14,000)
Asset impairment charges	—	—	3,939	—	—	3,939
Depreciation, depletion and amortization	12,683	4,545	1,781	175	—	19,184
Segment Adjusted EBITDA**	$33,299	$6,863	$41,037	$(17,996)	$365	$63,568

	Nine Months Ended September 30, 2021
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$63,577	$58,228	$21,715	$2,647	$(3,424)	$142,743
Cost of sales	55,950	53,678	2,398	3,029	(3,318)	111,737
Gross profit (loss)	7,627	4,550	19,317	(382)	(106)	31,006
Earnings of unconsolidated operations	42,718	3,818	—	—	—	46,536
Contract termination settlement	10,333	—	—	—	—	10,333
Asset impairment charges	—	—	—	—	—	—
Operating expenses*	22,909	4,565	1,455	14,356	(2)	43,283
Operating profit (loss)	$37,769	$3,803	$17,862	$(14,738)	$(104)	$44,592
Segment Adjusted EBITDA**
Operating profit (loss)	$37,769	$3,803	$17,862	$(14,738)	$(104)	$44,592
Contract termination settlement	(10,333)	—	—	—	—	(10,333)
Asset impairment charges	—	—	—	—	—	—
Depreciation, depletion and amortization	12,534	2,966	1,392	106	—	16,998
Segment Adjusted EBITDA**	$39,970	$6,769	$19,254	$(14,632)	$(104)	$51,257
*Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before contract termination settlements, asset impairment charges and depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.